Exhibit 99.1
Contact:
Deborah S. Lorenz
Senior Director
Investor Relations and Corporate Communications
Molecular Insight Pharmaceuticals, Inc.
(617) 871-6667
dlorenz@molecularinsight.com
Molecular Insight Releases Positive, Detailed Phase 2 Trial Results Demonstrating Ability of Zemiva™ to Rapidly Detect Cardiac Ischemia
- Primary and secondary endpoints met -
- Conference call today at 10:00 a.m. Eastern Time -
Cambridge, MA, March 26, 2009 – Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) today provided positive detailed data on its Phase 2 clinical trial (BP-23) for Zemiva. In this trial, the combination of Zemiva imaging with initial clinical information resulted in improved sensitivity (85%) compared to the sensitivity of the initial clinical diagnosis alone (52.2%) (p<0.0001), while maintaining specificity (p=NS). Zemiva is a molecular imaging radiopharmaceutical the Company is developing to detect cardiac ischemia, the lack of sufficient blood flow to the heart. Ischemia can lead to heart attacks.
In the trial, the combination of Zemiva imaging with initial clinical information resulted in:
•	Improved sensitivity for detecting ischemia (85%) that was statistically significant (p<0.0001), when compared to the sensitivity of the initial clinical diagnosis alone (52.2%).

•	A slight increase in specificity for the diagnosis of cardiac ischemia that was not statistically significant. (Specificity is the proportion of truly non-diseased persons who are so identified by a test.)

•	A significant increase in the negative predictive value (p<0.001) to 89.6% for patients with cardiac ischemia when Zemiva was added. This result is up from 72% with standard diagnostic techniques alone. (Negative predictive value is the proportion of patients with negative test results who were correctly diagnosed.)

•	As a stand-alone test, Zemiva imaging provided an increased sensitivity for the diagnosis of cardiac ischemia when compared to the initial clinical diagnosis alone (75.2% vs. 52.2%, p<0.001), without loss of specificity, as well as a significant improvement in negative predictive value (84.4% vs. 72%, p<0.001).
James E. Udelson, M.D., Chief, Division of Cardiology and Director of Nuclear Cardiology at Tufts Medical Center and the principal investigator of the study acknowledged, “For the first time, we have an imaging agent in Zemiva that can give you an imprint of an antecedent ischemia for up to 30 hours after the ischemia actually happened. It’s the only tracer that can directly tie symptoms to true tissue ischemia. The big advantage of Zemiva is that it removes the time factor. In other words, someone could have had ischemia eight hours ago, and if they did and if it affected the myocardial tissue, you should be able to see it with the Zemiva scan. Moreover, if their symptoms many hours earlier were
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Molecular Insight Releases Positive, Detailed Phase 2 Trial Results Demonstrating Ability of Zemiva™
to Detect Cardiac Ischemia
March 26, 2009

not a consequence of ischemia, the scan should be normal. You can manage the patients appropriately even if they show up many hours after symptoms have resolved. And that is the big difference: there is no other imaging agent that can do that.”
Dr. Udelson added, “Zemiva’s impact should be on decisions to hospitalize or discharge a chest pain patient. I think the negative predictive value of it would be very important. In other words, if the sensitivity of this for an ischemic episode, that occurred within the past 24 hours, is high enough that you could say that without a defect they didn’t have ischemia or significant ischemia in the preceding 24 hours—if you could say that with confidence, after an hour or two of evaluation, it would really make a big difference. The high negative predictive value would support that concept.”
These results were consistent for the subset of patients with acute coronary syndrome (ACS), the most severe form of cardiac ischemia. In patients with ACS, sensitivity (89%) and negative predictive value (93.3%) were significantly (p<0.001) improved while specificity also improved but not with statistical significance. In patients with a negative Zemiva scan, there were no hard cardiac events, including myocardial infarctions or death from cardiac causes during the 30-day follow up.
John W. Babich, Ph.D., Chief Executive Officer, President and Chief Scientific Officer of Molecular Insight noted, “These detailed results are consistent with our previously released Phase 2 clinical data (BP-21), which also demonstrated that Zemiva provides incremental clinical value by improving the detection of cardiac ischemia compared to today’s standard of care. Zemiva’s safety profile was also consistent with that seen in earlier clinical trials. With the successful BP-23 results, the Phase 2 clinical development requirements have been met and we will proceed to Phase 3. In recent discussions with the FDA to review these Phase 2 clinical development results and our proposal for Phase 3 clinical trial design, the Agency indicated that a single Phase 3 trial, with robust results, would be sufficient to support Zemiva’s approval. We will continue to work with the FDA to reach agreement on a Phase 3 protocol and expect the Phase 3 trial to begin in early 2010.”
The trial enrolled 510 patients over 14 months at 50 hospitals throughout North America. The primary objective was to evaluate the ability of Zemiva to identify myocardial ischemia in patients who present to the emergency department (ED) with suspected ACS. The primary endpoint of the trial was to determine the performance (sensitivity and specificity) of Zemiva and the key secondary endpoint was to determine the clinical benefit resulting from the use of Zemiva as a complement to standard of care that is the improved ability to diagnosis myocardial ischemia and ACS early in the assessment in the ED. In summary, the trial met its primary endpoint: Zemiva was well tolerated; there were no serious adverse effects associated with the product; and no patients discontinued the product due to adverse events.
BP- 23 Phase 2 Trial
- Trial Background
The BP-23 trial was an open-label study of 510 patients at 50 hospitals throughout North America that enrolled emergency department patients with chest pain symptoms consistent with ACS.
- Methods
Patients received a Zemiva scan within 30 hours of cessation of chest pain and prior to any intervention or provocative testing. Zemiva scans were not used in the triage of the patient. The Zemiva images were read by an independent panel of three experts. The final diagnosis of cardiac ischemia or ACS for each subject was made by a panel of cardiologists who had clinical data, including results for angiography, MPI/SPECT, troponin, ECG and symptoms collected from the time of admission up to 30 days of follow up. The initial diagnosis of cardiac ischemia, or ACS, for each subject was made by a single adjudicator responsible for the review of specified clinical information, drawn from initial presentation and laboratory information typically available in the four hours after

Molecular Insight Releases Positive, Detailed Phase 2 Trial Results Demonstrating Ability of Zemiva™
to Detect Cardiac Ischemia
March 26, 2009

admission and includes cardiac troponin levels, ECG findings, and reported angina symptoms. The definition of cardiac ischemia or ACS was driven by a pre-specified algorithm.
- Results
Efficacy was evaluated in 342 patients; 165 patients were excluded (121 with pre-specified major protocol violations; 44 with incomplete data to adjudicate final diagnosis). Primary endpoint of lower bound of 95% confidence interval for sensitivity (>65%) and specificity (>60%) was achieved by 3/3 readers and 2/3 readers respectively. The combination of Zemiva imaging with initial clinical information resulted in improved sensitivity (85%) that was statistically significant (p<0.0001), compared to the sensitivity of the initial clinical diagnosis alone (52.2%). There was a slight increase in specificity for the diagnosis of cardiac ischemia, but the increase was not statistically significant. The negative predictive value increased significantly (p<0.001) to 89.6% for patients with cardiac ischemia when Zemiva was added, up from 72% with standard diagnostic techniques alone. The Zemiva imaging alone provided an increased sensitivity for the diagnosis of cardiac ischemia over the initial clinical diagnosis alone (75.2% vs. 52.2%, p<0.001) as well as a significant improvement in negative predictive value (84.4% vs. 72%, p<0.001).
- Conclusion
Zemiva had superior sensitivity and negative predictive value, compared with Initial Diagnosis (InDx). The addition of Zemiva to InDx significantly increased the ability to identify/exclude ACS in Emergency Department chest pain patients.

	Definite ACS			Definite/probable ACS
	Positive = 100, Negative = 242			Positive = 113, Negative = 229
	% (95%CI)			% (95%CI)
Test	Sensitivity	Specificity	NPV	Sensitivity	Specificity	NPV
Initial Diagnosis (InDx)	59.0	58.7	77.6	52.2	60.7	72.0
	(48.9, 69.1)	(52.3, 65.1)	(71.3, 83.9)	(42.6, 61.9)	(54.2, 67.2)	(65.4, 78.6)
Zemiva alone	78.0*	64.9	87.7**	75.2**	65.9	84.4**
	(69.4, 86.6)	(58.7, 71.1)	(82.6, 92.8)	(66.8, 83.6)	(59.6, 72.3)	(78.8, 90.0)
InDx+ Zemiva	89.0***	63.2	93.3**	85.0***	64.2	89.6**
	(82.4, 95.6)	(56.9, 69.5)	(89.2, 97.4)	(77.9, 92.0)	(57.8, 70.6)	(84.7, 94.6)

*	p<0.01, ** p<0.001, *** p<0.0001
About Zemiva
Zemiva (123I-BMIPP or iodofiltic acid I 123) is an iodine 123-labeled fatty acid analog delivered by intravenous injection. Zemiva is retained in heart cells that have a healthy blood supply but not retained in ischemic heart cells. Because of its high uptake and long retention in healthy heart cells, Zemiva provides high quality images of the heart. Sustained decrease in fatty acid metabolism allows Zemiva to visualize an ischemic event for up to as many as 30 hours after it has occurred. Ischemic memory is a unique capability of Zemiva and makes it valuable for imaging in the acute setting, when stress testing cannot be tolerated, and in patients whose symptoms have since subsided. Zemiva can be imaged using standard nuclear medicine cameras which are found in all accredited hospitals throughout the USA.
There are over six million visits to emergency departments throughout the country each year. While current diagnostic procedures, such as medical history and exam, electrocardiogram and blood tests, can definitively diagnose cardiac ischemia in one million of these patients and rule out cardiac ischemia in 1.5 million patients, the diagnoses for the remaining 3.5 million patients are equivocal and

Molecular Insight Releases Positive, Detailed Phase 2 Trial Results Demonstrating Ability of Zemiva™
to Detect Cardiac Ischemia
March 26, 2009

require hospital admission for further evaluation. This can result in more than $6 billion in additional expenses. In addition, of the 1.5 million patients sent home, about 40,000 have actually experienced a heart attack. Zemiva has the potential to improve physicians’ ability to diagnose cardiac ischemia.
Conference Call Access Information:
To access the conference call on March 26, at 10:00 a.m., Eastern Time, dial 1-866-730-5765 (or 1-857-350-1589 for international participants) at least five minutes prior to the start of the call. The participant pass code is 51659225. For one week following the call, an audio replay can be accessed by dialing 1-888-286-8010 (or 1-617-801-6888 for international callers). The participant pass code is 38676303. An audio webcast of the call will also be available on the “Investor Relations” section of the Company’s website, www.molecularinsight.com, where it will be archived.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a Cambridge, Massachusetts-based biopharmaceutical company focused on the discovery and development of innovative radiopharmaceuticals in the emerging field of molecular medicine. These novel radiopharmaceuticals will provide important improvements in disease detection and enable the delivery of radiation therapy to widespread metastatic cancers. We have focused the initial applications of our proprietary technologies in the areas of cardiology and oncology. Molecular Insight’s lead molecular imaging radiopharmaceutical product candidate, Zemiva™, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. The Company’s imaging candidate, Trofex™, is in development for the detection of metastatic prostate cancer. Molecular Insight’s lead molecular radiotherapeutic product candidates, Azedra™, Onalta™, and Solazed™, are being developed for detection and treatment of cancer. In addition, the Company’s discovery efforts continue to identify early stage candidates—a product of our in-house scientific expertise and the application of our proprietary platform technologies. For more information, visit www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about the development of ZemivaTM, TrofexTM , AzedraTM, OnaltaTM, Solazed™, and our other product candidates. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: www.molecularinsight.com. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.
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